Exhibit 10.25

Mr. William J. Knight

39 Bare Hill Road

Boxford, MA  01921

Home: (978) 887-6085

Email: billjknight@msn.com

                                                                                                                                September 25, 2004

Dear Bill:

Following up on my verbal job offer to you, and your verbal acceptance yesterday, it is my great pleasure to formally offer to you the position of Bruker BioSciences Corporation’s (NASDAQ: BRKR)

Chief Financial Officer,

starting on October 25, 2004, at a 2004/2005 base salary of $225,000 p.a.

PLEASE NOTE THAT THIS OFFER IS CONTINGENT UPON APPROVAL BY THE BOARD OF BRUKER BIOSCIENCES CORP., AND THAT THE COMPENSATION PACKAGE IS CONTINGENT UPON APPROVAL BY THE COMPENSATION COMMITTEE OF OUR BOARD.

I am optimistic that these approvals will be forth-coming shortly, and in fact I have scheduled a telephonic Board meeting this Monday, Sept. 27, at 3 p.m. EDT.

This offer is valid until October 1st, 2004, but hopefully we can both sign it this Monday, Sept. 27th, when we meet in my office at 5 p.m.

In your position as CFO of the Corporation you obviously will have primary responsibility for our finance and accounting function, our SEC and other statutory financial and tax reporting and filings, for dealing with our auditors, for internal controls and Sarbanes-Oxley compliance, as well as investor relations.  In addition, as we have discussed during various interviews, we are looking forward to your strong operational involvement in the senior management teams of both of our operating companies.  I am also looking forward to your involvement in strategic planning, business development, and other business issues from time to time.

You will be based in our Billerica, Massachusetts (USA) headquarters, reporting to me.  No relocation is required or contemplated for this position.

Once you have give notice to your present employer, we should issue a BRKR press release announcing your appointment, either in early October, or on October 25th.  We also need to file an 8-k with the SEC on that day.

Compensation & Benefits

Your 2004/2005 base salary will be $225,000 p.a., paid bi-weekly in arrears.  The compensation committee of our Board would typically review your base salary for the first time in March-April 2006, with a salary adjustment retroactive as of 1/1/06, and then annually thereafter.

You are eligible for an annual bonus opportunity of up to $60,000, payable typically in March-April of the subsequent year, after our annual 10-k filing.  The compensation committee of our Board will subsequently establish certain annual quantitative and qualitative objectives related to this bonus opportunity.

You will receive a grant of Incentive Stock Options for 125,000 shares of the Common Stock of this Corporation at a purchase price to be the NASDAQ closing price for BRKR shares on October 25, 2004, such grant to vest 20% on each of the first five anniversary dates thereof and such grant to be evidenced by the execution of this Corporation’s standard Incentive Stock Option Agreement.

When this Corporation makes its 2005 yearly stock option grants, which typically occurs in the April-May timeframe, you will be eligible for a grant of 25,000 additional options, and it is anticipated that you will receive an additional 50,000 options on a yearly basis thereafter, such future grants subject to approval by the Board’s compensation committee.

You will immediately have full seniority for vacation purposes and start with fifteen (15) paid vacation days.

Finally, you and your family will also receive our standard medical, dental, life insurance, 401K, and other benefits, etc.  On Monday, we can arrange for a walk-through of our benefits by our HR person in Billerica.

Other Terms & Conditions

This offer, if accepted, establishes an at-will employment relationship which may be terminated at any time for any reason by either party by giving notice in writing 6 weeks before the day of final departure.  This period may be lengthened or shorted by mutual agreement.

If your employment is terminated within 12 months after the acquisition by a third party of all or substantially all of the business of BRKR by merger, sale of stock, substantially all assets or otherwise, you shall receive a continuation of your salary and benefits at your then current salary level for a period of three months.

In consideration of your employment by the Company, and of the salary or wages paid for your services in the course of such employment, you hereby further agree:

(1)

not to disclose at any time (except as required by your duties), either during, or subsequent to, your employment, any financial, technical or business information, which are of a secret or Company confidential nature;

(2)

not to work for, consult for, or otherwise provide services for, a direct competitor of the Company for one (1) year after the termination for any reason of your employment with the Company. A direct competitor of the Company is defined as any person or entity which manufactures, designs, markets or sells either mass spectrometers, or x-ray analytical instrumentation;

(3)

during the period of your employment with the Company and for a period of one (1) year after the termination thereof, not to, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company’s (a) relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from the Company; or (b) business by soliciting, encouraging or attempting to hire any of the Company’s employees or causing others to solicit or encourage any of the Company’s employees to discontinue their employment with the Company; and

(4)

not to establish or maintain any material form of additional, non-Company related business connection with any customer or supplier of the Company, or the Company itself, unless written permission from an authorized officer of the Company is obtained prior to the establishment of such additional business connection.

Bill, as you know, everyone you have met at Bruker BioSciences and Bruker Daltonics, as well as on our Board, will be enthusiastic to have you as our new CFO.  Personally, I am very much looking forward to working with you to further grow BRKR into an all-around world-class company.

Sincerely,

/s/ Frank H. Laukien, Ph.D.
Bruker BioSciences Corporation
Frank H. Laukien, Ph.D.
Chairman, President & CEO

Read, understood and accepted:

/s/ William J. Knight
William J. Knight

Date: September 27, 2004